Exhibit 10.1

July 30, 2010

David Cathcart

Chief Financial Officer

TRX, Inc.

2970 Clairmont Road

Suite 300

Atlanta, GA 30329

Re:	Amendment 2 to Second Letter of Amendment

Dear David:

The purpose of this letter is to amend the Second Letter of Amendment dated December 23, 2010 as amended on June 7, 2010. Effective July 30, 2010, Expedia and TRX now agree to amend the Second Letter of Amendment as follows:

Section 3 is hereby deleted and replaced with the following:

3) Renewal of Pricing and Exclusivity for 2011. The pricing and exclusivity terms set forth in Section 1 and Section 2 of this Second Letter of Amendment will automatically be extended for calendar year 2011 unless either Party gives the other Party written notice of non-renewal of such terms on or before September 1, 2010. If such notice is given, Section 1 and Section 2 will cease to apply, effective December 31, 2010, and the pricing terms under the Agreement (and associated SOWs) that were in place prior to this Second Letter of Amendment will apply in calendar year 2011.

Please acknowledge your agreement to the foregoing by signing in the space provided below and returning a signed copy to me as soon as possible. If you do not agree with any of the foregoing, please contact me as soon as possible so that we can determine how best to proceed.

Yours truly,

Expedia, Inc.

/s/ Kerri Landeis
Kerri Landeis Vice President, Global Supply Operations

Acknowledged and Agreed:

TRX, Inc.

By:	/s/ David D. Cathcart
Title:	Chief Financial Officer

Date Signed:	30 July 2010